Exhibit 99.1

Innovative Industrial Properties Reports Third Quarter 2021 Results

Portfolio Performance of 76 Properties Comprising 7.5 Million RSF in 19 States Drives 57% Growth in Q3 Total Revenues Y-O-Y

SAN DIEGO, CA – November 3, 2021 – Innovative Industrial Properties, Inc. (IIP), the first and only real estate company on the New York Stock Exchange (NYSE: IIPR) focused on the regulated U.S. cannabis industry, announced today results for the quarter ended September 30, 2021.

Third Quarter 2021 and Subsequent Events Highlights

Financial Results

•	Generated total revenues of approximately $53.9 million in the quarter, representing a 57% increase from the prior year’s third quarter.
•	Recorded net income attributable to common stockholders of approximately $29.8 million for the quarter, or $1.20 per diluted share, and adjusted funds from operations (AFFO) of approximately $45.0 million, or $1.71 per diluted share (Note: AFFO per diluted share for the period includes the dilutive impact of the assumed full exchange of IIP’s $143.75 million of exchangeable senior notes (the Exchangeable Senior Notes) for shares of common stock).
•	Paid a quarterly dividend of $1.50 per share on October 15, 2021 to common stockholders of record as of September 30, 2021, representing an approximately 28% increase over the third quarter 2020’s dividend. As previously announced, going forward as a general matter, IIP’s board of directors expects to evaluate adjustments to the level of IIP’s quarterly common stock dividend every six months, with any adjustments expected to be declared in the first quarter and third quarter of each year.

Investment Activity

•	From July 1, 2021 through today, made five acquisitions (including four new properties and additional land expansion at an existing property) for properties located in California, Illinois, Maryland, Missouri and New York, and executed four lease amendments to provide additional improvement allowances at properties located in Illinois, Maryland, Massachusetts and Michigan.
•	In these transactions, established new tenant relationships with Calyx Peak, Inc. and Gold Flora, LLC, while expanding existing relationships with 4Front Ventures Corp., Ascend Wellness Holdings, Inc., Goodness Growth Holdings, Inc. (f/k/a Vireo Health International, Inc.), Green Peak Industries LLC (Skymint), Harvest Health & Recreation Inc. (a subsidiary of Trulieve Inc.), Holistic Industries, Inc. (Holistic) and Temescal Wellness of Massachusetts, LLC.

Balance Sheet Highlights (at September 30, 2021)

•	Approximately $127.3 million in cash and cash equivalents and approximately $554.4 million in short-term investments, totaling approximately $681.7 million.
•	20% debt to total gross assets, with approximately $2.2 billion in total gross assets and no secured debt.

Portfolio Update and Investment Activity

IIP acquired the following properties and made the following additional funds available to tenants for improvements at IIP’s properties during the period from July 1, 2021 through today (dollars in thousands):

State	Closing Date	Rentable Sq. Ft.(1)	Purchase Price(2)	Additional Investment	Total Investment
Illinois	August 3, 2021	250,000	$6,500	$43,750	$50,250	(3)
Maryland	August 13, 2021	112,000	16,615	12,900	29,515	(4)
Maryland	August 26, 2021	N/A	N/A	8,000	8,000	(5)
Michigan	September 2, 2021	N/A	N/A	15,000	15,000	(6)
Illinois	September 15, 2021	N/A	N/A	20,000	20,000	(7)
Missouri	September 17, 2021	83,000	1,530	26,720	28,250	(8)
New York	September 24, 2021	324,000	10,225	46,075	56,300	(9)
California	October 15, 2021	201,000	51,000	9,000	60,000	(10)
Massachusetts	November 1, 2021	N/A	N/A	8,700	8,700	(11)
	Totals	970,000	$85,870	$190,145	$276,015

(1)	Includes expected rentable square feet at completion of construction for certain properties.
(2)	Excludes transaction costs.
(3)	The tenant is expected to construct a 250,000 square foot industrial facility, for which IIP agreed to provide reimbursement of up to approximately $43.8 million.
(4)	The tenant is expected to complete improvements at the property, for which IIP agreed to provide reimbursement of up to $12.9 million.
(5)	The amount relates to a lease amendment which provided an additional improvement allowance under a lease at one of IIP’s Maryland properties of $8.0 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property.
(6)	The amount relates to a lease amendment which increased the improvement allowance under a lease at one of IIP’s Michigan properties by $15.0 million to a total of approximately $29.5 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property.
(7)	The amount relates to a lease amendment which increased the improvement allowance under a lease at one of IIP’s Illinois properties by $20.0 million to a total of $52.0 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property.
(8)	The tenant is expected to construct an 83,000 square foot industrial facility, for which IIP agreed to provide reimbursement of up to approximately $26.7 million.
(9)	The amounts relate to the acquisition of additional land adjacent to an existing property and a lease amendment which provided an allowance to fund construction of a new building and resulted in a corresponding adjustment to the base rent for the lease at the property. The tenant is expected to construct approximately 324,000 square feet of industrial space, for which IIP agreed to provide reimbursement of up to approximately $46.1 million.
(10)	The tenant is expected to complete improvements at the property, for which IIP agreed to provide reimbursement of up to $9.0 million.
(11)	The amount relates to a lease amendment which increased the improvement allowance under a lease at one of IIP’s Massachusetts properties by $8.7 million to a total of $23.7 million, and also resulted in a corresponding adjustment to the base rent for the lease at the property.

As of November 3, 2021, IIP owned 76 properties located in Arizona, California, Colorado, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Nevada, New Jersey, New York, North Dakota, Ohio, Pennsylvania, Texas, Virginia and Washington, representing a total of approximately 7.5 million rentable square feet (including approximately 2.7 million rentable square feet under development/redevelopment), which were 100% leased with a weighted-average remaining lease term of approximately 16.7 years. As of November 3, 2021, IIP had invested an aggregate of approximately $1.5 billion (consisting of purchase price and construction funding and improvements reimbursed to tenants, but excluding transaction costs) and had committed an additional approximately $391.7 million to reimburse certain tenants and sellers for completion of construction and improvements at IIP’s properties, which does not include an $18.5 million loan from IIP to a developer for construction of a regulated cannabis cultivation and processing facility in California.

Financing Activity

IIP did not conduct any capital raising activities during the period from July 1, 2021 through today and had approximately $231.7 million in shares of common stock available for issuance under its “at-the-market” equity offering program.

Financial Results

IIP generated total revenues of approximately $53.9 million for the three months ended September 30, 2021, compared to approximately $34.3 million for the same period in 2020, an increase of 57%. The increase was driven primarily by the acquisition and leasing of new properties, in addition to contractual rental escalations and amendments at certain properties to provide additional improvement allowances that resulted in adjustments to rent. Rental revenues for the three months ended September 30, 2021 and 2020 included approximately $1.4 million and $2.8 million, respectively, of tenant reimbursements for property insurance premiums and property taxes.

IIP generated total revenues of approximately $145.6 million for the nine months ended September 30, 2021, compared to approximately $79.8 million for the same period in 2020, an increase of 82%. The increase was driven primarily by the acquisition and leasing of new properties, in addition to contractual rental escalations and amendments at certain properties to provide additional improvement allowances and construction funding that resulted in adjustments to rent. Rental revenues for the nine months ended September 30, 2021 and 2020 included approximately $2.6 million and $3.7 million, respectively, of tenant reimbursements for property insurance premiums and property taxes.

Total revenues for the nine months ended September 30, 2021 included $625,000 in stipulated rent paid by the receivership in place previously at IIP’s Los Angeles, California property related to rent owed to IIP in 2020. The receivership concluded and IIP re-leased the property in January 2021 to a subsidiary of Holistic.

Total revenues for the nine months ended September 30, 2020 included the drawdown of part of the security deposits totaling approximately $940,000 at certain properties as part of temporary rent deferral programs offered to three tenants in April 2020 at the onset of the COVID-19 pandemic, that were applied to the payment of base rent, property management fees and associated lease penalties. In addition to the drawdown of part of the security deposits, approximately $1.5 million in base rent and property management fees due from these three tenants for May and June 2020 were deferred. As of September 30, 2021, approximately $2.1 million of the deferred rents, property management fees and security deposits have been repaid, with approximately $411,000 remaining to be paid.  Total revenues for the nine months ended September 30, 2020 also included approximately $422,000 of rent and associated lease penalties, and tenant reimbursements received through the drawdown of the security deposit at IIP’s Los Angeles, California property, where the prior tenant was in receivership and defaulted on its lease obligations.

For the three months ended September 30, 2021, IIP recorded net income attributable to common stockholders and net income attributable to common stockholders per diluted share of approximately $29.8 million and $1.20, respectively; funds from operations (“FFO”) (diluted) and FFO per diluted share of approximately $42.5 million and $1.62, respectively; and AFFO and AFFO per diluted share of approximately $45.0 million and $1.71, respectively.

For the nine months ended September 30, 2021, IIP recorded net income attributable to common stockholders and net income attributable to common stockholders per diluted share of approximately $84.3 million and $3.41, respectively; FFO (diluted) and FFO per diluted share of approximately $119.6 million and $4.55, respectively; and AFFO and AFFO per diluted share of approximately $126.4 million and $4.81, respectively.

For the three and nine months ended September 30, 2021, FFO (diluted), AFFO and FFO and AFFO per diluted share include the dilutive impact of the assumed full exchange of the Exchangeable Senior Notes for shares of common stock. As a result, for purposes of calculating FFO (diluted), cash and non-cash interest expense of the Exchangeable Senior Notes was added back to FFO, and the total diluted weighted-average common shares outstanding increased by 2,193,492 shares for both periods, which were the potentially issuable shares as if the Exchangeable Senior Notes were exchanged at the beginning of the respective periods. These adjustments applied only for the three and nine months ended September 30, 2021. The Exchangeable Senior Notes were anti-dilutive for purposes of calculating earnings per diluted share for the three and nine months ended September 30, 2020, and as such, were treated as anti-dilutive for purposes of calculating FFO, AFFO and FFO and AFFO per diluted share for those periods.

FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies.  A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.

Teleconference and Webcast

Innovative Industrial Properties, Inc. will not be conducting a conference call to discuss its third quarter 2021 earnings results, but does expect to conduct a conference call to discuss its fourth quarter and full-year 2021 earnings results. IIP’s current policy is generally to conduct earnings conference calls two times per year, for its second quarter earnings results and fourth quarter and full-year earnings results.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized properties leased to experienced, state-licensed operators for their regulated cannabis facilities. Innovative Industrial Properties, Inc. has elected to be taxed as a real estate investment trust, commencing with the year ended December 31, 2017. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains statements that IIP believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts are forward-looking statements. When used in this press release, words such as IIP “expects,” “intends,” “plans,” “estimates,” “anticipates,” “believes” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. IIP disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Industrial Properties, Inc.

Condensed Consolidated Balance SheetS

(Unaudited)

(In thousands, except share and per share amounts)

	September 30,	December 31,
Assets	2021	2020
Real estate, at cost:
Land	$98,930	$75,660
Buildings and improvements	816,099	644,932
Tenant improvements	551,038	339,647
Construction in progress	4,581	—
Total real estate, at cost	1,470,648	1,060,239
Less accumulated depreciation	(69,766)	(40,195)
Net real estate held for investment	1,400,882	1,020,044
Construction loan	8,925	—
Cash and cash equivalents	127,298	126,006
Investments	554,420	619,275
Right of use office lease asset	811	980
Other assets, net	9,749	1,776
Total assets	$2,102,085	$1,768,081
Liabilities and stockholders’ equity
Exchangeable Senior Notes, net	$138,287	$136,693
Unsecured senior notes, net	293,593	—
Tenant improvements and construction funding payable	61,674	36,500
Accounts payable and accrued expenses	8,449	4,641
Dividends payable	36,321	30,065
Other liabilities	1,408	1,057
Rent received in advance and tenant security deposits	51,222	34,153
Total liabilities	590,954	243,109
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 50,000,000 shares authorized: 9.00% Series A cumulative redeemable preferred stock, $15,000 liquidation preference ($25.00 per share), 600,000 shares issued and outstanding at September 30, 2021 and December 31, 2020	14,009	14,009
Common stock, par value $0.001 per share, 50,000,000 shares authorized: 23,928,304 and 23,936,928 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	24	24
Additional paid-in capital	1,562,099	1,559,059
Dividends in excess of earnings	(65,001)	(48,120)
Total stockholders’ equity	1,511,131	1,524,972
Total liabilities and stockholders’ equity	$2,102,085	$1,768,081

Innovative Industrial Properties, Inc.

Condensed Consolidated STATEMENTS OF INCOME

For the Three and Nine Months Ended September 30, 2021 and 2020

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues:
Rental (including tenant reimbursements)	$53,856	$34,327	$145,608	$79,803
Total revenues	53,856	34,327	145,608	79,803

Expenses:
Property expenses	1,365	2,919	2,617	3,933
General and administrative expense	5,307	3,339	16,511	9,695
Depreciation expense	10,891	7,646	29,571	19,299
Total expenses	17,563	13,904	48,699	32,927
Income from operations	36,293	20,423	96,909	46,876
Interest and other income	110	653	325	3,086
Interest expense	(6,309)	(1,861)	(11,874)	(5,565)
Net income	30,094	19,215	85,360	44,397
Preferred stock dividends	(338)	(338)	(1,014)	(1,014)
Net income attributable to common stockholders	$29,756	$18,877	$84,346	$43,383
Net income attributable to common stockholders per share:
Basic	$1.24	$0.87	$3.51	$2.35
Diluted	$1.20	$0.86	$3.41	$2.33
Weighted-average shares outstanding:
Basic	23,890,537	21,594,637	23,889,903	18,315,231
Diluted	26,260,704	21,708,725	26,257,504	18,429,228

Innovative Industrial Properties, Inc.

Condensed Consolidated FFO AND AFFO

For the Three and Nine Months Ended September 30, 2021 and 2020

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income attributable to common stockholders	$29,756	$18,877	$84,346	$43,383
Real estate depreciation	10,891	7,646	29,571	19,299
FFO attributable to common stockholders (basic)	40,647	26,523	113,917	62,682
Cash and non-cash interest expense on Exchangeable Senior Notes	1,885	—	5,636	—
FFO attributable to common stockholders (diluted)	42,532	26,523	119,553	62,682
Stock-based compensation	2,191	841	6,424	2,488
Non-cash interest expense	299	513	417	1,521
AFFO attributable to common stockholders	$45,022	$27,877	$126,394	$66,691
FFO per common share – basic	$1.70	$1.23	$4.77	$3.42
FFO per common share – diluted	$1.62	$1.22	$4.55	$3.40
AFFO per common share – basic	$1.83	$1.29	$5.12	$3.64
AFFO per common share – diluted	$1.71	$1.28	$4.81	$3.62
Weighted average common shares outstanding – basic	23,890,537	21,594,637	23,889,903	18,315,231
Restricted stock, restricted stock units and PSUs	176,675	114,088	174,109	113,997
Dilutive effect of Exchangeable Senior Notes	2,193,492	—	2,193,492	—
Weighted average common shares outstanding – diluted	26,260,704	21,708,725	26,257,504	18,429,228

FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (NAREIT). NAREIT defines FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to net income, computed in accordance with accounting principles generally accepted in the United States (GAAP), excluding gains (or losses) from sales of property, depreciation, amortization and impairment related to real estate properties, and after adjustments for unconsolidated partnerships and joint ventures.

Management believes that net income, as defined by GAAP, is the most appropriate earnings measurement. However, management believes FFO and FFO per share to be important supplemental measures of a REIT’s performance because they provide an understanding of the operating performance of IIP’s properties without giving effect to certain significant non-cash items, primarily depreciation expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. IIP believes that by excluding the effect of depreciation, FFO and FFO per share can facilitate comparisons of operating performance between periods. FFO and FFO per share are used by management to evaluate the REIT’s operating performance and these measures are the predominant measures used by the REIT industry and industry analysts to evaluate REITs. For these reasons, management has deemed it appropriate to disclose and discuss FFO and FFO per share.

Management believes that AFFO and AFFO per share are also appropriate supplemental measures of a REIT’s operating performance. IIP calculates AFFO by adding to FFO certain non-cash and infrequent or unpredictable expenses which may impact comparability, consisting of non-cash stock-based compensation expense and non-cash interest expense generally.

For the three and nine months ended September 30, 2021, FFO (diluted), AFFO and FFO and AFFO per diluted share include the dilutive impact of the assumed full exchange of the Exchangeable Senior Notes for shares of common stock. As a result, for purposes of calculating FFO (diluted), cash and non-cash interest expense of the Exchangeable Senior Notes was added back to FFO, and the total diluted weighted-average common shares outstanding increased by 2,193,492 shares for both periods, which were the potentially issuable shares as if the Exchangeable Senior Notes were exchanged at the beginning of the respective periods. These adjustments applied only for the three and nine months ended September 30, 2021. The Exchangeable Senior Notes were anti-dilutive for purposes of calculating earnings per diluted share for the three and nine months ended September 30, 2020, and as such, were treated as anti-dilutive for purposes of calculating FFO, AFFO and FFO and AFFO per diluted share for the three and nine months ended September 30, 2020.

For the three and nine months ended September 30, 2021, 78,582 shares issuable upon vesting of performance share units (“PSUs”) granted to certain employees in January 2021 were dilutive, as the performance thresholds for vesting of these PSUs were met as measured as of September 30, 2021.

IIP’s computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such REITs. Further, FFO and AFFO do not represent cash flow available for management’s discretionary use. FFO and AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of IIP’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of IIP’s liquidity, nor is it indicative of funds available to fund IIP’s cash needs, including IIP’s ability to pay dividends or make distributions. FFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of IIP’s operations.

Company Contact:

Catherine Hastings

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332